                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     American Bankers Insurance Group, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                     AMERICAN BANKERS INSURANCE GROUP, INC.
       11222 QUAIL ROOST DRIVE, MIAMI, FLORIDA 33157-6596 (305) 253-2244

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 22, 1996

To: All Shareholders

     The Annual Meeting of the Shareholders of American Bankers Insurance Group, Inc. (the "Company"), a Florida corporation, will be held on May 22, 1996 at 10:00 a.m., Eastern time, in the Auditorium of the Company's headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596, for the following purposes:

     1. To elect five directors.

     2. To consider and act upon such other matters as may properly come before the meeting or any and all postponements or adjournments thereof.

     Only shareholders of record at the close of business on March 29, 1996 are entitled to notice of and to vote at the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Leonardo F. Garcia
                                          -----------------------------------
                                          Leonardo F. Garcia
                                          Secretary

April 19, 1996
Miami, Florida

- --------------------------------------------------------------------------------

THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SENDING A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

- --------------------------------------------------------------------------------

                     AMERICAN BANKERS INSURANCE GROUP, INC.
       11222 QUAIL ROOST DRIVE, MIAMI, FLORIDA 33157-6596 (305) 253-2244

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 22, 1996

     The enclosed proxy is solicited by and on behalf of the Board of Directors of American Bankers Insurance Group, Inc. (the "Company") for use at the Company's Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, May 22, 1996, at 10:00 a.m., Eastern time, in the Auditorium of the Company's headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596, and at any adjournment or postponement thereof. The Company plans to mail this Proxy Statement and the accompanying form of proxy to the Company's shareholders on or about April 19, 1996.

     Any person signing and mailing the enclosed proxy may revoke it any time before it is voted by giving written notice of revocation to the Company by mailing to the Company a later dated proxy which is received by the Company prior to the Meeting or by voting in person at the Meeting.

     The expense of this solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxy material to their principals and the Company will, upon request, reimburse them for reasonable expenses in so doing. Solicitation of proxies from some shareholders may be made by the Company's officers and regular employees by telephone, facsimile, or in person after the initial solicitation.

     All voting rights are vested exclusively in the holders of the Company's common stock, $1.00 par value ("Common Stock"), with each share entitled to one vote. Only shareholders of record at the close of business on March 29, 1996 are entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. Shareholders have no dissenters' rights of appraisal in connection with any matter being presented at the Meeting. On March 29, 1996, the Company had 20,418,972 shares of common stock outstanding, of which 20,418,972 are entitled to vote (see "PRINCIPAL SHAREHOLDERS" on Page 2 and "SECURITY HOLDINGS OF MANAGEMENT" on Pages 3 and 4).

     The Florida Business Corporation Act, the Company's Second Amended and Restated Articles of Incorporation, the Company's By-laws and the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") contain requirements governing the actions of the Company's Shareholders at the Meeting. According to the Company's By-laws, a majority of the shares outstanding on March 29, 1996 must be present, either by person or by proxy, at the Meeting to constitute a quorum. With respect to the election of directors, the Florida Business Corporation Act provides that the directors who obtain the most affirmative votes of the shares that are actually voted on the election of directors are elected by plurality. Consequently, abstentions and broker non-votes on the election of directors have no legal effect.

                             PRINCIPAL SHAREHOLDERS

     The following persons are the only persons who on March 31, 1996, to the knowledge of the Company, owned beneficially more than 5% of the Company's shares of Common Stock outstanding and entitled to vote at the Meeting.

                                                                                   PERCENTAGE
                                                                   AMOUNT AND      OF SHARES
                                                                   NATURE OF      OUTSTANDING
                                                                   BENEFICIAL     AND ENTITLED
    TITLE OF CLASS        NAME AND ADDRESS OF BENEFICIAL OWNER     OWNERSHIP        TO VOTE
- -----------------------------------------------------------------  ----------     ------------
$1.00 Par Value        FMR Corp.                                   2,621,898 (a)      12.8%
Common Stock             82 Devonshire Street
                         Boston, Massachusetts 02109
                       Barnett Banks Trust Co., N.A. as Trustee    1,751,993 (b)       8.6%
                         of
                         The American Bankers Insurance Group,
                         Inc.
                         Leveraged Employee Stock
                         Ownership Trust
                         9000 South Side Boulevard
                         Building 100
                         Jacksonville, Florida 32256
                       R. Kirk Landon                              1,781,391 (c)       8.7%
                         11222 Quail Roost Drive
                         Miami, Florida 33157-6596

- ---------------

(a) Based upon information supplied to the Company, FMR Corp. and certain affiliates ("FMR") beneficially own 2,621,898 shares of Common Stock and have sole dispositive power over these shares. FMR has sole voting power with respect to 263,579 of the shares and no voting power with respect to the remaining shares. Power to vote the remaining shares resides with the Boards of Trustees of the investment companies for which FMR acts as investment advisor.

(b) The American Bankers Insurance Group, Inc. Leveraged Employee Stock Ownership Trust is the beneficial owner of 1,751,993 shares. The Trustee, Barnett Banks Trust Co., N.A., has sole voting power with respect to 558,087 shares and shared voting power with respect to 1,193,906 shares.

(c) Includes 475,938 shares owned by Mr. Landon directly; 40,500 Restricted Shares under the 1991 Stock Option/Restricted Stock Award Plan owned by Mr. Landon directly; 685,225 shares owned by the Landon Corporation, of which Mr. Landon is the controlling shareholder; 110,000 shares owned by Mr. Landon's spouse; 33,000 shares owned by R. Kirk/B. Landon Foundation, of which Mr. Landon is a director; 6,603 shares allocated under the Company's Leveraged Employee Stock Ownership Plan; 82,843 options to purchase shares granted under the 1987 Executive Stock Option/Dividend Accrual Plan; 13,482 shares acquirable under the 1994 Amended and Restated Directors' Deferred Compensation Plan; 80,000 shares acquirable upon conversion of a convertible debenture due May 24, 1999 under the 1994 ABIG Key Executive Debenture Plan; and 253,800 shares held by a trust established pursuant to the Last Will and Testament of Dorothy P. Landon, of which Mr. Landon (together with Ms. Mary Jane Melrose and Northern Trust Co., Chicago, Illinois) is trustee. Neither Mr. Landon nor a member of his immediate family have a pecuniary interest in the shares held by the Trust. Includes 20,000 shares subject to option exercise granted by Mr. Landon to Jack Kemp on May 24, 1995. The options are exercisable at $29.00 per share and expire on May 24, 2000.

                        SECURITY HOLDINGS OF MANAGEMENT

     The following table sets forth the amount of Common Stock beneficially owned by each director, director emeritus, named executive officers, and directors and executive officers of the Company as a group as of March 29, 1996:

                                                                      AMOUNT OF
                                                                        SHARES        PERCENTAGE
                                                                     BENEFICIALLY         OF
                               NAME                                     OWNED         OWNERSHIP
- -------------------------------------------------------------------  ------------     ----------
William H. Allen, Jr...............................................        4,185(a)         *
Nicholas A. Buoniconti.............................................        5,589(b)         *
Armando M. Codina..................................................       19,548(c)         *
Peter J. Dolara....................................................        1,695(d)         *
Gerald N. Gaston...................................................      318,954(e)       1.6%
Bernard Janis**....................................................        2,359(f)         *
Daryl L. Jones.....................................................        3,526(g)         *
James F. Jorden....................................................        4,630(h)         *
Jack F. Kemp.......................................................       21,000(i)         *
John P. Laborde**..................................................          500(j)         *
R. Kirk Landon.....................................................    1,781,391(k)       8.7%
Malcolm G. MacNeill................................................       36,829(l)         *
Eugene M. Matalene, Jr.............................................        4,000(m)         *
Albert H. Nahmad...................................................       31,739(n)         *
Nicholas J. St. George.............................................        6,156(o)         *
Robert C. Strauss..................................................        5,724(p)         *
George E. Williamson II............................................       16,635(q)         *
Eugene E. Becker...................................................      101,395(r)         *
Jay R. Fuchs.......................................................       42,838(s)         *
Floyd G. Denison...................................................       53,886(t)         *
Directors and Executive Officers as a Group*** (25 persons
  including those named above).....................................    2,576,076(u)      12.6%

- ---------------

(a) Includes 185 shares acquirable under the 1994 Amended and Restated Directors' Deferred Compensation Plan and 2,000 shares acquirable under the 1994 Non-Employee Directors' Stock Option Plan.

(b) Includes 2,589 shares acquirable under the 1994 Amended and Restated Directors' Deferred Compensation Plan and 2,000 shares acquirable under the 1994 Non-Employee Directors' Stock Option Plan.

(c) Includes 10,548 shares acquirable under the 1994 Amended and Restated Directors' Deferred Compensation Plan and 2,000 shares acquirable under the 1994 Non-Employee Directors' Stock Option Plan.

(d) Includes 695 shares acquirable under the 1994 Amended and Restated Directors' Deferred Compensation Plan and 1,000 shares acquirable under the 1994 Non-Employee Directors' Stock Option Plan.

(e) Includes 136,582 shares owned by Mr. Gaston directly; 33,000 Restricted Shares under the 1991 Stock Option/Restricted Stock Award Plan owned by Mr. Gaston directly; 6,603 shares allocated under the Company's Leveraged Employee Stock Ownership Plan; 71,636 shares acquirable under the 1987 Executive Stock Option/Dividend Accrual Plan; 70,000 shares acquirable upon conversion of a convertible debenture due May 24, 1999 under the 1994 ABIG Key Executive Debenture Plan; and 1,133 shares owned by Mr. Gaston's son.

(f)  Director Emeritus.

(g) Includes 1,526 shares acquirable under the 1994 Amended and Restated Directors' Deferred Compensation Plan and 2,000 shares acquirable under the 1994 Non-Employee Directors' Stock Option Plan.

(h) Includes 2,000 shares acquirable under the 1994 Non-Employee Directors' Stock Option Plan.

(i) Includes 1,000 shares acquirable under the 1994 Non-Employee Directors' Stock Option Plan and 20,000 shares acquirable by Mr. Kemp upon the exercise of options granted by Mr. Landon to Mr. Kemp. See footnote (c) under "Principal Shareholders," of this Proxy Statement.

(j)  Director Emeritus.

(k) See footnote (c) under "Principal Shareholders," of this Proxy Statement, which sets forth shares that may be deemed to be beneficially owned by Mr. Landon.

(l) Includes 5,000 shares owned by Mr. MacNeill's wife; 305 shares owned by his daughter; 17,942 shares acquirable under the 1994 Amended and Restated Directors' Deferred Compensation Plan and 2,000 shares acquirable under the 1994 Non-Employee Directors' Stock Option Plan.

(m) Includes 2,000 shares acquirable under the 1994 Non-Employee Directors' Stock Option Plan.

(n) Includes 26,000 shares owned by Watsco, Inc.; 2,729 shares acquirable under the 1994 Amended and Restated Directors' Deferred Compensation Plan; 10 shares owned by Mr. Nahmad's son and 2,000 shares acquirable under the 1994 Non-Employee Directors' Stock Option Plan.

(o) Includes 3,146 shares acquirable under the 1994 Amended and Restated Directors' Deferred Compensation Plan and 2,000 shares acquirable under the 1994 Non-Employee Directors' Stock Option Plan.

(p) Includes 2,724 shares acquirable under the 1994 Amended and Restated Directors' Deferred Compensation Plan and 2,000 shares acquirable under the 1994 Non-Employee Directors' Stock Option Plan.

(q) Includes 14,635 shares acquirable under the 1994 Amended and Restated Directors' Deferred Compensation Plan and 2,000 shares acquirable under the 1994 Non-Employee Directors' Stock Option Plan.

(r) Includes 29,500 shares owned by Mr. Becker directly, 21,300 Restricted Shares under the 1991 Stock Option/Restricted Stock Award Plan owned by Mr. Becker directly; 5,431 shares allocated under the Company's Leveraged Employee Stock Ownership Plan; 4,899 shares owned by Mr. Becker's wife; 5,600 Restricted Shares under the 1994 Senior Management Stock Option Plan owned by Mr. Becker directly; and 34,665 shares acquirable under the 1987 Executive Stock Option/Dividend Accrual Plan.

(s) Includes 16,300 shares owned by Mr. Fuchs directly; 18,000 Restricted Shares under the 1991 Stock Option/Restricted Stock Award Plan owned by Mr. Fuchs directly; 4,400 Restricted Shares under the 1994 Senior Management Stock Option Plan owned by Mr. Fuchs directly; and 4,138 shares allocated under the Company's Leveraged Employee Stock Ownership Plan.

(t) Includes 19,769 shares owned by Mr. Denison directly; 9,000 Restricted Shares under the 1991 Stock Option/Restricted Stock Award Plan owned by Mr. Denison directly; 4,229 shares allocated under the Company's Leveraged Employee Stock Ownership Plan; 3,200 Restricted Shares under the 1994 Senior Management Stock Option Plan owned by Mr. Denison directly; 17,678 shares acquirable under the 1987 Executive Stock Option/Dividend Accrual Plan; and 10 shares owned by Mr. Denison's son.

(u) The 20,000 shares subject to an option granted by Mr. Landon to Mr. Kemp have only been counted once in determining the total number of amount of shares beneficially owned and percentage of ownership by the Directors and Executive Officers as a group. See footnote (i) above and footnote (c) under "Principal Shareholders," of this Proxy Statement.

  *  Denotes less than 1% ownership.

 **  Director Emeritus.

*** Information regarding the Executive Officers of the Company is contained in the Company's 1995 Annual Report on Form 10-K.

                         ITEM 1: ELECTION OF DIRECTORS

     It is intended that the votes will be cast pursuant to the accompanying Proxy for the nominees named below, unless otherwise directed. The Board of Directors has no reason to believe that any nominee will become unavailable. However, in the event that any of the nominees should be unavailable, proxies solicited by the Board of Directors will be voted for the election of substitute nominees designated by the Board of Directors.

     According to the Company's Second Amended and Restated Articles of Incorporation, directors of the Company are classified and are elected for staggered terms of three years. Class I directors will be elected to office at the Meeting. The nominees for Class I directorships are Messrs. Buoniconti, Codina, Dolara, Matalene and St. George. Class II directors and Class III directors will be elected in 1997 and 1998, respectively, and every third year thereafter.

     The names of the nominees and the directors who will continue in office, the term for which they are nominated or have been elected, their ages, periods of service, business experience during the last five years, and other directorships are set forth.

     The Company's operations are conducted through its subsidiaries, including American Bankers Insurance Company of Florida ("ABIC"), American Bankers Life Assurance Company of Florida ("ABLAC"), American Reliable Insurance Company ("ARIC"), Bankers American Life Assurance company ("BALAC"), Bankers American Reinsurance Company ("BARC"), Bankers Insurance Company Limited ("BICL"), Caribbean American Life Assurance Company ("CALAC"), Caribbean American Property Insurance Company ("CAPIC"), Voyager Group, Inc. ("VGI"), Voyager Life and Health Insurance Company ("VLHIC"), and Voyager Life Insurance company ("VLIC"). Certain of the Company's directors are also directors of its subsidiaries. In addition, the following notes have the indicated meanings.

     (a) Dates in parentheses indicate year in which a nominee first became a director of ABIC or ABLAC.

     (b) Member of Audit Committee.

     (c) Member of Compensation and Nominating Committee.

     (d) Member of Planning Committee.

     (e) Member of Executive Committee.

     (f) Member of Finance Committee.

     (g) Member of Takeover Evaluation Committee.

                    TO BE ELECTED FOR A TERM OF THREE YEARS

                                               POSITION AND OFFICES WITH THE
                                                          COMPANY;
                                              PRINCIPAL OCCUPATION FOR PAST 5
                                                           YEARS;                      DIRECTOR
                   NAME                         OTHER DIRECTORSHIPS, IF ANY       AGE  SINCE(A)
- ------------------------------------------  ---------------------------------------------------
NICHOLAS A. BUONICONTI(C)(D)..............  Vice Chairman, Chief Operating        55      1993
                                            Officer and Director, Columbia
                                            Laboratories, Inc. (pharmaceutical
                                            distribution), Hollywood, FL (since
                                            1992); Partner, Nicholas A.
                                            Buoniconti, P.A., (attorneys-
                                            at-law), Miami, FL (1990-1992);
                                            President and Chief Operating
                                            Officer, UST, (conglomerate),
                                            Greenwich, CT (1983-1989); Director,
                                            BALAC (since 1993); Director,
                                            Innkeepers USA (own and manage
                                            hotels), Palm Beach, FL (since
                                            1995); Director, The Sports
                                            Authority (sporting goods), Ft.
                                            Lauderdale, FL (since 1996).
ARMANDO M. CODINA(C)(D)(E)(G).............  Chairman of the Board of Codina       49      1987
                                            Group Inc. (real estate
                                            development), Coral Gables, FL
                                            (since 1989); Director, Winn-Dixie
                                            Stores, Inc. (food stores),
                                            Jacksonville, FL (since 1987);
                                            Director, BellSouth Corporation
                                            (communications), Atlanta, GA (since
                                            1992); Director, FPL Group
                                            Inc.(electric utility), Juno Beach,
                                            FL (since 1995); Director, AMR, Inc.
                                            (airline), Dallas, TX (since 1994).
PETER J. DOLARA(D)(F).....................  Officer/Senior Vice President         58      1995
                                            American Airlines (airline), Coral
                                            Gables, FL (since 1967); Director,
                                            Easter Seal Society of Dade County,
                                            Miami, FL (since 1993); Director,
                                            United Way of Dade County (since
                                            1994).
EUGENE M. MATALENE, JR.(E)(F)(G)..........  Managing Director, PaineWebber        48      1990
                                            Incorporated (investment banking),
                                            New York, NY (since 1987); Director,
                                            Empire of Carolina, Inc. (toy
                                            industry), Delray Beach, FL (since
                                            1995).
NICHOLAS J. ST. GEORGE(B)(D)..............  President, Chief Executive Officer    57      1983
                                            (since 1979) and Director (since
                                            1972) of Oakwood Homes Corporation
                                            (manufacturer, retailer and
                                            financier of mobile/manufactured
                                            homes), Greensboro, NC; Director,
                                            Legg Mason, Inc. (investment
                                            banking), Baltimore, MD (since
                                            1983).

                      TO CONTINUE IN OFFICE FOR TWO YEARS

                                               POSITION AND OFFICES WITH THE
                                                          COMPANY;
                                              PRINCIPAL OCCUPATION FOR PAST 5
                                                           YEARS;                      DIRECTOR
                   NAME                         OTHER DIRECTORSHIPS, IF ANY       AGE  SINCE(A)
- ------------------------------------------  ---------------------------------------------------
WILLIAM H. ALLEN, JR.(B)(F)...............  Vice Chairman, Nationsbank, N.A.      60      1992
                                            (South) (banking), Miami, FL (since
                                            1996); Chairman of the Board and
                                            Chief Executive Officer,
                                            Intercontinental Bank, (commercial
                                            banking), Miami, FL. (1987-1995);
                                            Director Winsloew Furniture Group
                                            (furniture manufacturer and
                                            distributor), Pompano Beach, FL
                                            (since 1993); Director, Decorator
                                            Industries (manufacturer of
                                            accessories for hospitality,
                                            recreation vehicle and manufactured
                                            housing industries), Ft. Lauderdale,
                                            FL (since 1995).
JACK F. KEMP(D)...........................  Co-Director, Empower America (public   60     1995
                                            policy/think tank), Washington, DC
                                            (since 1993); Secretary, U.S.
                                            Department of H.U.D., Washington,
                                            D.C. (1990-1993); Director, Landair
                                            Services (air transport service),
                                            Greenville, TN (since 1993);
                                            Director, Oracle (database software
                                            provider), Redwood Shores, CA (since
                                            1995); Director, Columbus Trust
                                            Realty (self-managed
                                            R.E.I.T. -- Real Estate Investment
                                            Trust), Dallas, TX (since 1993);
                                            Director, Cyrix (designer, developer
                                            and manufacturer of high performance
                                            processors for personal computers),
                                            Richardson, TX (since 1993);
                                            Director, World Corp. (air
                                            transportation services and
                                            transaction processing), Herndon, VA
                                            (since 1995).
JAMES F. JORDEN(E)(F)(G)..................  Senior Managing Partner, Jorden Burt   54     1982
                                            Berenson & Johnson LLP
                                            (attorneys-at-law), Miami, FL
                                            (since 1988).

                                               POSITION AND OFFICES WITH THE
                                                          COMPANY;
                                              PRINCIPAL OCCUPATION FOR PAST 5
                                                           YEARS;                      DIRECTOR
                   NAME                         OTHER DIRECTORSHIPS, IF ANY       AGE  SINCE(A)
- ------------------------------------------  ---------------------------------------------------
R. KIRK LANDON(E)(F)(G)...................  Chairman of the Board (since 1980),   66      1980)
                                            Chief International Marketing                (1957
                                            Officer of the Company, ABIC and
                                            ABLAC (1996) and Chief Executive
                                            Officer of the Company (1980-1995);
                                            Director (since 1982), President
                                            (1977-1988) and Chief Executive
                                            Officer (1979-1995) of ABIC;
                                            Director (since 1980), President
                                            (1979-1988) and Chief Executive
                                            Officer (1979-1995) of ABLAC;
                                            Director, CALAC (since 1980);
                                            Director, CAPIC (since 1992);
                                            Director, BICL (since 1990); Vice
                                            Chairman, Board of Trustees, Barry
                                            University, Miami Shores, FL (since
                                            1983); Chairman and Director,
                                            Federal Reserve Bank of Atlanta
                                            (Miami Branch) Miami, FL (since
                                            1991); Director, Mayor's Jewelers
                                            (jewelry retailers), Coral Gables,
                                            FL (since 1987).
ROBERT C. STRAUSS(B)(D)(E)(G).............  President and Chief Executive         54      1992
                                            Officer, Cordis, a Johnson & Johnson
                                            company (since 1996), Miami, FL;
                                            Chairman, President, Chief Executive
                                            Officer, Chief Financial Officer
                                            (1983-1995) and Director (since
                                            1987), Cordis Corporation,
                                            (manufacturer of internal medical
                                            devices), Miami Lakes, FL.

                       TO CONTINUE IN OFFICE FOR ONE YEAR

                                               POSITION AND OFFICES WITH THE
                                                          COMPANY;
                                              PRINCIPAL OCCUPATION FOR PAST 5
                                                           YEARS;                      DIRECTOR
                   NAME                         OTHER DIRECTORSHIPS, IF ANY       AGE  SINCE(A)
- ------------------------------------------  ---------------------------------------------------
GERALD N. GASTON(E)(F)(G).................  President and Chief Executive         63      1980)
                                            Officer of the Company (1996), Vice          (1977
                                            Chairman of the Board of the Company
                                            (since 1980), Chief Operating
                                            Officer of the Company (1982-1995);
                                            Chief Executive Officer (1996),
                                            Chief Operating Officer (1980-1995),
                                            Chairman of the Board (since 1992)
                                            and Vice Chairman of the Board
                                            (1979-1992) of ABIC and ABLAC (since
                                            1993); Chairman of the Board, ARIC,
                                            VGI, VLIC, and VLHIC (since 1993);
                                            and Director, BALAC (since 1990).

                                               POSITION AND OFFICES WITH THE
                                                          COMPANY;
                                              PRINCIPAL OCCUPATION FOR PAST 5
                                                           YEARS;                      DIRECTOR
                   NAME                         OTHER DIRECTORSHIPS, IF ANY       AGE  SINCE(A)
- ------------------------------------------  ---------------------------------------------------
DARYL L. JONES(F).........................  State of Florida Senator District 40   40     1994
                                            (since 1992); Major/F16 Pilot, U.S.
                                            Air Force Reserves (since 1989);
                                            Attorney for Colson, Hicks, Edison,
                                            Colson, Matthews & Gamba
                                            (attorneys-at-law), Miami, FL.
                                            (1991-1992); State of Florida
                                            Representative District 118
                                            (1990-1992); Attorney, Dade County
                                            Attorney's Office (1988-1990).
MALCOLM G. MACNEILL(C)....................  President, Great Smokey Mountains     68      1980)
                                            Railway (railroad), Dillsboro, NC            (1976
                                            (since 1989); Chairman of the Board
                                            of Frank R. MacNeill & Son, Inc.,
                                            (general agents), Miami, FL
                                            (1960-1994).
ALBERT H. NAHMAD(D)(E)(G).................  President, Chairman of the Board and   55     1993
                                            Chief Executive Officer, Watsco,
                                            Inc. (Nation's largest distributor
                                            of residential central air
                                            conditioners), Miami, FL (since
                                            1973); Director, Panama Canal
                                            Commission (since 1995); Board
                                            member, Florida Council of 100
                                            (advisory board to the Governor of
                                            Florida) (since 1994); Chairman of
                                            the Board of Directors, Miami
                                            Children's Hospital Foundation,
                                            Miami, FL (since 1990); Director
                                            Mayor's Jewelers (jewelry retailers)
                                            (since 1995); Director, Pediatrix
                                            Medical Group (physician management
                                            services) (since 1996).
GEORGE E. WILLIAMSON II(B)(C).............  President, Williamson Cadillac        50      1985
                                            Company, (automobile dealer), Miami,
                                            FL (since 1967); President,
                                            Williamson Saturn, Inc., d/b/a
                                            Saturn of Dadeland and Saturn of
                                            West Dade (automobile dealer),
                                            Miami, FL (since 1991 and 1995,
                                            respectively); President, WWW
                                            Enterprises d/b/a Williamson
                                            Pontiac, Cadillac, Mazda (automobile
                                            dealer), Miami, FL (since 1987);
                                            Director, Northern Trust Bank of
                                            Florida, N.A. (banking), Miami, FL
                                            (since 1988).

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Jorden Burt Berenson & Johnson LLP, of which Mr. Jorden is a Senior Managing Partner, serves as general counsel for the Company and its subsidiaries. In 1995, the firm received $3,178,686 for legal services rendered and costs incurred in that capacity.

     Mr. St. George is President, Chief Executive Officer and Director of Oakwood Homes Corporation. ABLAC has reinsurance agreements with Oakwood Homes Corporation's insurance captives. In 1995, ABLAC ceded premium of $3,287,575 to Oakwood Life Insurance Company, LTD. under these reinsurance contracts.

     Mr. MacNeill is a major investor in the Cypress Insurance Company. American Reliable Insurance Company, a subsidiary of the Company, has a reinsurance agreement with Cypress Insurance Company. In 1995 $74,000 of premium was ceded to the Cypress Insurance Company under this agreement.

     Mr. Williamson is President of Williamson Cadillac Company, Williamson Saturn Inc. and WWW Enterprises (automobile dealerships). In 1995, Mr. Williamson's automobile dealerships sold ABLAC Credit Life, Health and Disability policies. Total written premium by these dealerships was $63,355 in 1995.

     The Company believes these transactions were made on terms no less favorable than that which could have been received by unaffiliated third parties.

               THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

BOARD OF DIRECTORS

     The Board of Directors held four meetings during the year ended December 31, 1995. All directors attended at least 75% of the Board meetings and meetings of the standing committees on which they served that were held during the period when they served, with the exception of Messrs. Buoniconti, Kemp and MacNeill.

AUDIT COMMITTEE

     The Board of Directors of the Company has an Audit Committee composed of Messrs. Strauss, Allen, St. George and Williamson. During the year ended December 31, 1995, the Audit Committee met four times.

     At the direction of the Board of Directors, the Audit Committee recommends the selection of the independent auditors to the Board of Directors; reviews the arrangements and scope of the independent audit; reviews all financial statements and reviews matters of concern to the Audit Committee, the auditors or management relating to these statements or the results of any audit thereof; considers the comments from the independent auditors with respect to any weakness in internal controls and the consideration given or corrective action taken by management; reviews internal accounting procedures and controls with the internal financial and accounting staff; reviews the activities, reports and recommendations of the internal auditors and management's supervision in control of that department; and completes any other requests made by the Board of Directors.

COMPENSATION AND NOMINATING COMMITTEE

     The Board of Directors of the Company has a Compensation and Nominating Committee composed of Messrs. Codina, Buoniconti, MacNeill and Williamson. During the year ended December 31, 1995, the Compensation and Nominating Committee held five meetings.

     The Compensation and Nominating Committee establishes the compensation package of the Chairman of the Board of Directors, the Chief Executive Officer and the President of the Company and its major subsidiaries. This committee reviews and approves the compensation package suggested by Management for all other officers. The Compensation and Nominating Committee is responsible for the administration of all perquisites offered officers of the Company and its major subsidiaries, including, but not necessarily limited to, pension, retirement or profit-sharing plans, management incentive plans, restricted or qualified stock plans, and insurance benefits. In addition, it assists the Chairman of the Board and the Chief Executive Officer in the development of a management succession plan. In connection with the Company's various stock option plans, the Nominating and Compensation Committee has full power and authority to select employees to participate in each plan, to determine the amount and timing of grants, to interpret each plan and establish rules for their administration.

     The Compensation and Nominating Committee, subject to the control of the Board of Directors or the Executive Committee, recommends and implements criteria regarding composition of the Board of Directors, including, but not limited to, seeking out possible candidates to fill directorships; determining the desirable balance of expertise and composition of the Board of Directors; aiding in attracting such qualified candidates; reviewing the management slate of directors to be elected by the shareholders; at the Annual Meeting; recommending to the Board of Directors the inclusion of the slate in the proxy statement; reviewing the qualifications of candidates for corporate officership; and recommending the officers for approval by the Board of Directors. Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors.

     Nominations by any shareholder shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than 5 days or more than 60 days prior to any meeting of the shareholders called for the election of directors. Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee and (iii) the number of shares of stock of the Company which are beneficially owned by each such nominee. The Secretary of the Company shall determine whether any nomination by any shareholder is made in conformance with the procedures set forth above. Nominations not made in conformance with the above stated procedures shall be null and void and disregarded by the Company.

COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

     Under the U.S. federal securities laws, the Company's directors, certain officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 1995. All of these filing requirements were satisfied by these persons. In making these statements, the Company has relied on the written representations of its incumbent directors, officers, and its ten percent holders and copies of the reports that they have filed with the Commission.

                             DIRECTORS COMPENSATION

ANNUAL AND MEETING FEES

     Directors who are not officers or employees of the Company are paid a quarterly fee of $5,000 ($5,500, if chairman of a committee of the ABIG Board or chairman of ABLAC or ABIC Boards). Mr. Landon and Mr. Gaston, received no additional fees for their directorships. Directors who are not officers or employees of the Company are also paid a fee of $750 for each meeting of the Board of Directors or its committees which they attend and $375 for each meeting attended telephonically, but only one attendance fee is paid for attendance at meetings held on a single day. Directors who reside outside Miami are also reimbursed for transportation and other travel expenses. The Company's By-laws provide for indemnification of directors to the fullest extent permitted under Florida Statutes.

DIRECTORS' DEFERRED COMPENSATION PLAN

     The Company's Directors' Deferred Compensation Plan (the "Deferred Plan") was adopted by the Board of Directors of the Company in October 1980 and amended and restated in February 1994, subject to shareholder approval which was obtained on May 25, 1994. Under the Deferred Plan, directors may elect to defer the receipt of their compensation in cash or in stock equivalents. Upon termination from the Board of Directors, the Director will receive, as elected, either cash or actual shares of the Company's Common Stock for fees deferred as stock equivalents. Directors who elect to defer fees must make an election in writing prior to an annual meeting of the shareholders. All fees earned during each director's term shall be deferred until retirement, resignation or death. The deferral may be revoked with respect to future payments or the form of future payments to be deferred may be changed upon written notice delivered to the Company prior to an annual meeting of the shareholders. The revocation or change will be effective six months following receipt of the notice. For the year ended December 31, 1995, nine members of the Company's Board elected to defer their compensation under the plan. Under the Deferred Plan 100,000 shares of the Company's authorized but previously unissued Common Stock has been reserved.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     On May 25, 1994, stockholders approved the adoption of the 1994 Non-Employee Directors' Stock Option Plan. Under the terms of the plan, each non-employee director will receive 1,000 options at the annual Board of Directors meeting exercisable at prices equivalent to the fair market value of the Company's common stock on the such date. Options granted are not exercisable before the six-month anniversary nor after the fifth anniversary from the date of the grant. In 1994, there were 50,000 shares authorized, options for 26,000 shares were issued, 2,000 of which were exercised. Grants may be made under this plan until March 24, 2004.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation and Nominating Committee of the Board of Directors (the "Committee") is responsible for establishing the various compensation programs for the executive officers. In addition, the Committee assists the Chairman of the Board and the Chief Executive Officer in the development of a management succession plan and reviews the qualifications of candidates for corporate officership and recommends the officers for approval by the Board of Directors.

COMPENSATION POLICIES

     In developing compensation plans and setting compensation levels, the Committee reviewed a diverse group of insurance company salaries. The Committee also reviewed the same diverse group with respect to stock options and long term incentive plans.

EXECUTIVE OFFICER COMPENSATION

     The Company's compensation program for executive officers consists of three key elements: a base salary, an annual bonus, and long-term incentives. The Committee believes that this approach best serves the interests of stockholders by ensuring that executive officers are compensated in a manner that advances both short- and long-term interests of stockholders.

     Base Salary. Base salaries of individual executive officers are reviewed by the Committee annually. In determining adjustments to base salary for a particular year, the Committee relies on reports from consultants and reports from the Company's Human Resources Department. Salaries for all officers, with the exception of the Chief Executive Officer, are based upon recommendations made by the officers' superiors taking into account the superiors' subjective assessment of the nature of the position, and the contribution, experience and Company tenure of the executive officer. The Chief Executive Officer reviews all salary recommendations with the Committee, which is responsible for approving or disapproving those recommendations.

     Annual Bonus. Executive officers and other senior officers participate in the Management Incentive Plan ("MIP"). The Committee chooses those officers who will participate in the MIP, acting upon the advice of the Chief Executive Officer. Each participant's MIP is based on individual performance objectives, which may include profits, premiums, and other individual performance measures. The performance objectives have different weights, but in general, at least 40% of each participant's bonus must be based on the Company's profit objective. A target bonus percentage is established for each participant. For executive officers this percentage ranges from 30% to 60% of base salary. A participant can earn up to 200% of this target bonus percentage based on their actual performance on each category in their MIP. For each category three performance levels are determined in advance. The minimum is the minimum level of acceptable performance, where 0% of the target bonus percentage would be earned. The target is the planned performance level, where 100% of the target bonus percentage would be earned. The maximum is the most optimistic level of performance that has only a slight probability of being achieved, where 200% of the target bonus percentage would be earned. The actual performance is compared to the established objectives and the award for each item measured.

     Long-term Incentives. Long-term incentives include stock option grants and convertible debentures. A stock option permits the holder to buy Company stock at a specific price during a specific time period. As the price of Company stock rises, the option increases in value. The number of options granted to any one employee is based on a formula which is tied to the executive officer's base salary. However, other subjective factors are taken into consideration such as: the executive's level of responsibility, experience and long-term expected contribution to the Company. During 1995, the Company granted stock options to executive officers under the 1994 Senior Management Stock Option Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Effective May 24, 1995, Mr. Landon's base salary was increased 8.7% to $500,000. Mr. Landon received a 4.5% salary increase in 1994. This increase was based on factors including the increased profitability of the Company, increased premium production, and the development and execution of plans for future growth.

     Mr. Landon's MIP award for 1995 is expected to be $437,000, to be paid on the date of the annual meeting. Fifty two percent of his award was directly related to 1995 actual profits which exceeded the plan objective. Other categories used to determine Mr. Landon's award included the gross collected premium for the Company, completion of corporate projects, stock price performance, the return on equity for certain subsidiaries of the Company, and quality-performance having relative weights of 17%, 17%, 8%, 3% and 3%, respectively. Corporate projects involve criteria that are confidential and disclosure of such criteria would have an adverse effect on the Company.

     Mr. Landon did not receive any option grants under the 1994 Senior Management Stock Option Plan. He currently owns 40,500 of restricted shares issued under the 1991 Stock Option/Restricted Stock Award Plan which were scheduled to begin vesting in 1996. During 1995, this plan was amended to allow the Company to grant recipients the option to extend the original vesting period for one, two, or three years. Mr. Landon elected to defer vesting for an additional three year period.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation and Nominating Committee reviews the compensation of its executive officers (which currently consists of the Management Incentive Plan and the stock option plans described above) to ensure that it complies with the statute.

CONCLUSION

     The Compensation and Nominating Committee has the responsibility for ensuring that the Company's compensation program continues to be in the best interests of its stockholders. The Committee consists entirely of non-employee directors. The Committee's objective is to assist the Company, through a sound and reasonable structured compensation program, in the recruitment, retention and motivation of talented managers capable of contributing significantly to the Company's increased profitability and to the creation, over time, of enhanced stockholder value. The Committee administers the program, which encompasses base pay and long and short-term incentive plans and reviews the general compensation philosophy of the Company, as well as, the specific elements of the compensation program. The advice of qualified outside advisors and independent compensation experts is obtained to assist the Compensation and Nominating Committee in establishing and evaluating compensation policies, especially in relation to other comparable companies. Finally, the Compensation and Nominating Committee also reviews the results of the Company's compensation programs to determine if such programs are performing appropriately and achieving the desired results.

                                          Armando M. Codina, Chairman
                                          Nicholas A. Buoniconti
                                          Malcolm G. MacNeill
                                          George E. Williamson II

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Present members of the Compensation and Nominating Committee are Messrs. Armando M. Codina (Chairman), Nicholas A. Buoniconti, Malcolm G. MacNeill, and George E. Williamson II.

     Mr. MacNeill is a major investor in the Cypress Insurance Company. American Reliable Insurance Company, a subsidiary of the Company, has a reinsurance agreement with Cypress Insurance Company. In 1995, $74,000 of premium was ceded to the Cypress Insurance Company under this agreement.

     Mr. Williamson is President of Williamson Cadillac Company, Williamson Saturn Inc. and WWW Enterprises (automobile dealerships). In 1995 Mr. Williamson's automobile dealerships sold ABLAC Credit Life, Health and Disability Policies. Total written premium by these dealerships was $63,355 in 1995.

     The Company believes that these transactions were made on terms no less favorable than that which could have been received by unaffiliated third parties.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The Summary Compensation Table below indicates the cash compensation paid by the Company and its subsidiaries as well as certain other compensation paid or accrued to the Chief Executive Officer and the four other highest paid executive officers, for services rendered in all capacities during the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM COMPENSATION
                                                                                 ------------------------------------
                                              ANNUAL COMPENSATION                       AWARDS
                                 ---------------------------------------------   ---------------------
                                                                     OTHER       RESTRICTED
                                                                     ANNUAL        STOCK      OPTIONS/    ALL OTHER
                                                                  COMPENSATION     AWARDS       SARS     COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)(1)      ($)(2)      ($)(3)(4)     (#)(3)       ($)(5)
- -------------------------------  ----   ---------   -----------   ------------   ----------   --------   ------------
R. Kirk Landon.................  1995     482,992     437,000            --            --          --       18,954
  Chairman and Chief Executive   1994     451,652     241,000            --            --          --       13,126
  Officer ABIG                   1993     423,539     360,600            --            --          --       24,833
Gerald N. Gaston...............  1995     428,230     405,600            --            --          --       18,954
  President, Vice Chairman and   1994     390,063     233,200            --            --          --       13,126
  Chief Operating Officer ABIG   1993     367,654     369,700            --            --          --       24,833
Eugene E. Becker...............  1995     230,973     171,600            --        84,700       4,200       18,954
  Executive Vice President and   1994     217,296     122,500            --        61,950       4,200       13,126
  Chief Marketing Officer of     1993     196,657     191,600            --            --          --       20,711
  ABIG
Jay R. Fuchs...................  1995     178,310     125,800            --        66,550       3,300       18,954
  President of ABLAC and         1994     169,369      84,300            --        48,675       3,300       13,126
  Director, Personal Markets     1993     158,827     136,100            --            --          --       16,721
  and Financial Sales, ABIC and
  ABLAC
Floyd G. Denison...............  1995     159,198      72,200            --        48,400       2,400       18,954
  Executive Vice President and   1994     152,535      55,000            --        35,400       2,400       13,126
  Director, Corporate Asset      1993     145,156      50,600            --            --          --       15,529
  Management

- ---------------

(1) Bonuses earned during a fiscal year are not paid until May of the following fiscal year.

(2) Officers also receive certain perquisites and personal benefits; however, such items do not exceed the lesser of $50,000 or 10% of such Officer's salary and bonus and, therefore, are not required to be reported.

(3) Officers received Restricted Stock under the 1994 Senior Management Stock Option Plan ("Senior Plan"). The 1994 Senior Plan provides that upon the exercise of an option for a "Primary Share," the grantee will receive two additional shares of "Restricted Shares," and the Restricted Shares vest three years from the date of exercise. Holders of Restricted Shares are entitled to receive dividends equal to those granted to the holders of the Company's Common Stock generally, and are entitled to vote such shares. For specific terms of this plan, see the plan description on page 19.

(4) At December 31, 1995, Restricted Shares of Common Stock held by the executive officers named in the table and the market value thereof was as follows: Mr. Landon, 40,500 shares acquired under the 1991 Stock Option/Restricted Stock Award Plan ("1991 Plan"), $1,579,500; Mr. Gaston, 33,000 shares acquired under the 1991 Plan, $1,287,000; Mr. Becker 21,300 shares acquired under the 1991 Plan and 5,600 acquired under the Senior Plan, $1,049,100; Mr. Fuchs, 18,000 shares acquired under the 1991 Plan and 4,400 under the Senior Plan (includes 2,200 shares acquirable upon exercise of option under the 1994 Senior Plan), $873,600; and Mr. Denison, 9,000 shares acquired under the 1991 Plan and 3,200 shares acquired under the Senior Plan, $475,800.

(5) For 1995 this amount represents the estimated allocation of shares of the Company's Common Stock under the Leveraged Employee Stock Ownership Plan (LESOP). Mr. Landon, Mr. Gaston, Mr. Becker, Mr. Fuchs and Mr. Denison each are estimated to receive 486 shares. The value is based on the market value at year-end of $39.00; multiplied by the number of shares allocated to each named executive officer.

STOCK OPTIONS AND SARS

     The following table sets forth information with regard to grants of stock options to each of the named executive officers during the year ended December 31, 1995. Grants were made under the 1994 Senior Management Stock Option Plan. No SARs have been granted.

                             OPTION GRANTS IN 1995

INDIVIDUAL GRANTS

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                                ANNUAL RATES OF
                                         % OF TOTAL                                  STOCK
                                          OPTIONS                              PRICE APPRECIATION
                                         GRANTED TO   EXERCISE                        FOR
                               OPTIONS   EMPLOYEES    OR BASE                     OPTION TERM
                               GRANTED   IN FISCAL     PRICE     EXPIRATION   --------------------
            NAME               (#)(1)     YEAR(2)      ($/SH)       DATE      5%($)(3)   10%($)(3)
- -----------------------------  -------   ----------   --------   ----------   --------   ---------
R. Kirk Landon...............      --        --            --           --         --          --
Gerald N. Gaston.............      --        --            --           --         --          --
Eugene E. Becker.............   4,200         6%        30.25      5/24/98    104,726     126,754
Jay R. Fuchs.................   3,300         4%        30.25      5/24/98     82,285      99,592
Floyd G. Denison.............   2,400         3%        30.25      5/24/98     59,844      72,431

- ---------------

(1) Options were granted under the 1994 Senior Management Stock Option Plan to Mr. Becker, Mr. Fuchs and Mr. Denison. Mr. Becker and Mr. Denison exercised their options during November 1995. Upon exercise of the option, Mr. Becker received 2,800 Restricted Shares and Mr. Denison received 1,600 Restricted Shares. Mr. Fuchs has not exercised his option, however upon exercise of the option he will receive 2,200 Restricted Shares. See footnote (3) under Summary Compensation Table of this Proxy Statement for material terms of the options granted.

(2) As a percentage of options granted under the 1994 Senior Management Stock Option Plan. During 1995, 24,500 stock options for Primary Shares were granted under the 1994 Senior Management Stock Option Plan which includes 3,300 Stock Options for Primary Shares granted to the named executive officers. An additional 65,500 stock options were granted under the 1991 Stock Incentive Compensation Plan to key employees other than those named above.

(3) Assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's Common Stock increasing to $35.02 and $40.26, respectively.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with regard to stock option exercises during 1995 by each of the named executive officers and December 31, 1995 values of all unexercised options held by such individuals.

                      AGGREGATED OPTION EXERCISES IN 1995
                        AND 1995 YEAR-END OPTION VALUES

                                                                                    VALUE OF
                                                                  NUMBER OF       UNEXERCISED
                                                                 UNEXERCISED      IN-THE-MONEY
                                                                  OPTIONS AT       OPTIONS AT
                                                                12/31/95(#)(2)   12/31/95($)(3)
                                  SHARES       VALUE REALIZED   --------------   --------------
                                 ACQUIRED      --------------    EXERCISABLE/     EXERCISABLE/
            NAME              ON EXERCISE(#)       ($)(1)       UNEXERCISABLE    UNEXERCISABLE
- ----------------------------  --------------   --------------   --------------   --------------
R. Kirk Landon..............          --                --         162,843/0       3,858,872/0
Gerald N. Gaston............          --                --         141,636/0       3,348,478/0
Eugene E. Becker............       4,200           113,050          34,665/0       1,139,982/0
Jay R. Fuchs................       3,300            73,425          20,401/0         657,455/0
Floyd G. Denison............       2,400            64,900          17,678/0         581,600/0

- ---------------

(1) Market value at date of exercise minus exercise price.

(2) All unexercised options include options that were granted under the 1987 Executive Stock Option/Dividend Accrual Plan. Also included are: 80,000 shares for Mr. Landon and 70,000 shares for Mr. Gaston which are issuable upon conversion of the debentures granted under the 1994 ABIG Key Executive Debenture Plan and 3,300 shares for Mr. Fuchs under the 1994 Senior Management Stock Option Plan.

(3) Market value at year-end minus exercise price.

1994 ABIG KEY EXECUTIVE DEBENTURE PLAN

     On May 25, 1994, stockholders of the Company approved the adoption of the 1994 ABIG Key Executive Debenture Plan (the "Debenture Plan"). The Debenture Plan provides for the offering for sale of subordinated debentures ("Debentures") to key executive officers of the Company and its subsidiaries. Such persons include individuals who hold the title of executive vice presidents and above. The Debentures are convertible to shares of the Company's common stock in accordance with the provisions of the plan. Under the Debenture Plan 150,000 shares of the Company's authorized but previously unissued Common Stock are reserved for issuance on conversion.

1994 SENIOR MANAGEMENT STOCK OPTION PLAN AND THE 1991 STOCK OPTION/RESTRICTED STOCK AWARD PLAN

     On May 25, 1994, stockholders approved the adoption of the 1994 Senior Plan (the "Senior Plan"). The Senior Plan is a non-qualified plan under the Internal Revenue Code of 1986, as amended. The Senior Plan provides for the issuance of up to 700,000 shares of the Company's authorized but previously unissued Common Stock to persons who are full-time, key management employees of the Company and its subsidiaries. Such persons include individuals who hold the titles of Business Board Chairman and senior vice presidents and above. There were approximately thirty-nine (39) individuals who are considered key management employees at this time.

     The Compensation and Nominating Committee (the "Committee") may at any regular quarterly or annual meeting, subject to the provisions of the Senior Plan, grant employees options to purchase shares of the Company's Common Stock ("Primary Shares") at the fair market value of such shares on the date of grant. The grantee will also receive, for no additional consideration, two shares of the Company's Common Stock subject to certain transfer restrictions ("Restricted Shares") for every one Primary Share purchased upon the exercise of the option. The restrictions will lapse on the Restricted Shares three years from the date the option is exercised, provided that the employee still holds the Primary shares purchased on the date the option was exercised.

     Payment of the purchase price for Primary Shares shall be made in cash or in such other form as the Company may approve including shares of Common Stock of the Company, held for at least six months, valued at their fair market value on the date of the exercise of the option. Options granted under the Senior Plan may not be exercised on or after the third anniversary of the grant date or such shorter time as determined by the Committee on the date of grant. No options will be granted pursuant to the Senior Plan after ten years from its adoption by the Board of Directors.

     During a three-year vesting period, Restricted Shares are subject to a forfeiture in the event the related Primary Shares are disposed of or if employment with the Company is terminated except by death, disability or retirement. Dividends and voting rights on the Restricted Shares remain with the employee during the vesting period. Full vesting occurs on the third annual anniversary after the date the options are exercised or upon death, disability or retirement of the employee or a change in control of the Company.

     The 1991 Stock Option/Restricted Stock Award Plan was adopted by the Board of Directors in November 1990 subject to shareholder approval, which was obtained on May 22, 1991. Upon stockholder approval of the Senior Plan, the Company ceased granting options under this plan. Nevertheless, the options granted under this plan are outstanding.

     The terms of the plan are substantially similar to those of the Senior Plan except that (i) the employee is awarded three Restricted Shares for every Primary Share and (ii) originally, full vesting occurs on the fifth annual anniversary after the exercise date of the options. During 1995, the plan was amended to allow the Company to grant recipients the option to extend the original vesting period for either one, two or three years. A one time election was granted to all plan recipients by the Company. As of December 31, 1995, two individuals had elected to defer. Mr. Landon elected to defer vesting for an additional three year period and Mr. Gaston elected to defer for an additional one year period.

1991 STOCK INCENTIVE COMPENSATION PLAN

     The 1991 Stock Incentive Compensation Plan provides for the issuance of options for up to 289,586 shares of the Company's Common Stock to persons who are key management employees of the Company and its subsidiaries. The plan was adopted by the Board of Directors in November 1990 subject to shareholder approval which was obtained on May 22, 1991. The plan, which is a non-qualified plan under the Internal Revenue Code, is effective for a period of ten years.

     Options issued pursuant to the plan are exercisable at fifty percent of the fair market value (as defined in the plan) on the grant date. Options must be exercised within sixty days of the grant date. Shares obtained upon exercise are subject to restrictions. Vesting occurs ratably over a five-year period or upon death, disability or retirement of the employee or the change in control of the Company. Non-vested shares are subject to forfeiture if employment is terminated except by death, disability or retirement. During the restricted period, employees receive all cash dividends paid and exercise the voting rights assigned to each share.

EXECUTIVE STOCK OPTION/DIVIDEND ACCRUAL PLAN

     The 1987 Executive Stock Option/Dividend Accrual Plan provided for the issuance of up to 1,000,000 shares of the Company's Common Stock to persons who are officers and key management employees of the Company. The plan became effective upon shareholder approval on May 27, 1987 and has a term of ten years. The Company has discontinued making grants under this plan.

     Options which were issued pursuant to the plan are exercisable at fair market value (as defined in the plan) on the date of grant. From the date of grant until the exercise date of options, and to the extent cash dividends are declared by the Company in respect of its Common Stock, cash is accrued for the benefit of the optionee as if the options had already been exercised and dividends were payable thereon, provided that all such accrued cash will be applied toward the exercise price of the options on the date of exercise.

1988 LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN ("LESOP")

     The 1988 LESOP is a defined contribution stock bonus plan and trust in which employees of ABIC and ABLAC and certain other subsidiaries of the Company are eligible to participate. Generally, an employee becomes eligible to participate in the plan following a 12-month period of employment.

     The LESOP trust fund acquired 1,752,537 shares of the Company's Common Stock, which will be allocated to participants annually over the 10-year period commencing December 31, 1989. The LESOP trust fund borrowed money (the "Loan") to purchase the stock. Each year the Company makes a contribution to the LESOP which is used to pay the Loan and certain LESOP expenses. As principal payments are made, stock held in the trust fund is allocated to participants' accounts. Participants have the right to instruct the LESOP trustee as to the voting of allocated shares.

     The vested value of a participant's account becomes payable upon termination of employment for any reason including death. However, the vested value of a participant's account becomes distributable upon final payment of the Loan. There is no partial vesting, but full vesting occurs after the completion of five years of service (including certain service prior to January 1, 1989), or upon the participant's earlier death, disability or retirement. If a participant terminates employment prior to vesting, his account is forfeited. The participant's interest in the vested value of their account is represented by their allocated shares of the Company's stock and by cash for fractional shares.

CERTAIN CONTRACTS

     To help ensure that Senior Management will be prepared to function in the Company's best interests in the event of any possible change in control of the Company, whether by merger, sale or other comparable action, and to help ensure the continuing services of such officers, the Board of Directors (with only non-employee directors participating) authorized the Company originally to enter into certain contracts with selected executive officers. While there was no reason to believe that a merger or sale was imminent, the Board of Directors believed it in the best interest of the Company and its shareholders that it act at that time to avoid the need for hasty action in the future and to ensure continuity of highly qualified management.

     The contracts generally provide the executive officers will receive the following compensation in the amounts and for the reasons indicated:

          (a) In the event the company becomes a party to a merger or sale, an amount up to two times his then current base salary or an amount equal to the maximum amount that will not constitute a "parachute amount" as defined in Section 280G of the Internal Revenue Service Code. As of March 15, 1996, the maximum allowable is up to, but not including three times the average of the individual's previous compensation for the past five years. Under the contract, a merger or sale is deemed to have taken place when any person (or group) obtains sufficient ownership of stock to exercise control over the operations of the Company.

          (b) Upon retirement at or after attainment of age 65, from 100% up to 150% of current base salary. Upon termination for the convenience of the Company, an amount equal to his then current annual base salary. Termination for convenience means termination at the behest of the Company, whether by dismissal, by requested resignation or by resignation which follows a greater than 20% decrease in the employee's salary.

          (c) In the event of termination of employment for certain illnesses or disabilities which preclude an employee from rendering satisfactory services for a period of three months or more, an amount from 50% up to 100% of his then current annual base salary.

          (d) In the event of death, an amount payable to his beneficiary or estate equal to 150% his annual base salary at the time of death.

     If, at December 31, 1995, a merger or sale had occurred as set forth above, the Company would have been obligated to make payments to Mr. Landon, Mr. Gaston, Mr. Becker, Mr. Fuchs and Mr. Denison in the amounts of $1,286,158, $1,103,566, $461,945, $356,619 and $429,162, respectively.

RETIREMENT PLANS

     The Company has a non-contributory pension plan covering substantially all of its employees. The Company contributes such amounts as are necessary, on an actuarial basis, to provide the plan with assets sufficient to meet the benefits to be paid to plan members. Contributions under the plan are based on length of service and average annual compensation. Compensation includes normal salary and wages and does not include bonuses, overtime pay, reimbursements or special pay. Upon normal retirement, age 65, the participant's monthly benefit will be equal to 2% of the "average monthly earnings" multiplied by the number of years of service to the Company less 50% of the monthly primary social security benefits to which the individual is entitled. The participant's "average monthly earnings" equals the average monthly compensation for the highest 60 consecutive months of compensation within the last 120 months immediately preceding retirement. In 1993, there was no actuarially-determined pension expense as a result of the plan reaching the full funding limitation.

     On August 24, 1991, the Board of Directors approved the Non-qualified Supplemental Benefit Plan. The plan is a non-qualified, unfunded, deferred compensation arrangement designed solely to equalize the total benefits certain key executives would have received under the Company's Retirement Plan, but for the limitations on benefits imposed by Section 415 of the Internal Revenue Code (as reflected in Section 7.01 of the Retirement Plan). The plan is intended to benefit the Company and its affiliates by recognizing the value of the past and present services of the key executives covered by the plan and to encourage them to continue careers with the Company and its affiliates. The Compensation and Nominating Committee administers and interprets the provisions of the plan. Participants are those key executives designed from time to time by the Board of Directors.

     Following are the estimated annual benefits under both Retirement Plans for various lengths of service and compensation levels based on the assumption that the retiree will choose a life-only benefit and is retiring at age 65 during the year 1995. Election of the other available payment options could change the benefit; however, all benefits are actuarially equivalent. For annual benefits in excess of $120,000 or salaries in excess of $150,000, assume the employee is a member of both retirement plans.

                   PENSION ACCRUAL BASED ON YEARS OF SERVICE

                   5 YEARS  10 YEARS  15 YEARS  20 YEARS  25 YEARS  30 YEARS  35 YEARS  40 YEARS  45 YEARS
  AVERAGE ANNUAL   SERVICE  SERVICE   SERVICE   SERVICE   SERVICE   SERVICE   SERVICE   SERVICE   SERVICE
- ------------------ -------  --------  --------  --------  --------  --------  --------  --------  --------
$100,000..........  2,806    12,806    22,806    32,806    42,806    52,806    62,806    72,806    82,806
$150,000..........  7,806    22,806    37,806    52,806    67,806    82,806    97,806   112,806   127,806
$200,000.......... 12,806    32,806    52,806    72,806    92,806   112,806   132,806   152,806   172,806
$250,000.......... 17,806    42,806    67,806    92,806   117,806   142,806   167,806   192,806   217,806
$300,000.......... 22,806    52,806    82,806   112,806   142,806   172,806   202,806   232,806   262,806
$350,000.......... 27,806    62,806    97,806   132,806   167,806   202,806   237,806   272,806   307,806
$400,000.......... 32,806    72,806   112,806   152,806   192,806   232,806   272,806   312,806   352,806
$450,000.......... 37,806    82,806   127,806   172,806   217,806   262,806   307,806   352,806   397,806
$500,000.......... 42,806    92,806   142,806   192,806   242,806   292,806   342,806   392,806   442,806
$550,000.......... 47,806   102,806   157,806   212,806   267,806   322,806   377,806   432,806   487,806
$600,000.......... 52,806   112,806   172,806   232,806   292,806   352,806   412,806   472,806   532,806

     The years of service, as of December 31, 1995, for Mr. Landon, Mr. Gaston, Mr. Becker, Mr. Fuchs and Mr. Denison are 43, 18, 22, 18 and 18 years, respectively.

PERFORMANCE GRAPHS

     The following graph compares the Company's cumulative total shareholder return (Common Stock appreciation plus dividends on a reinvested basis) over the last five fiscal years compared to the NASDAQ Market Index and the NASDAQ Insurance Index.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN

          AMERICAN BANKERS INSURANCE GROUP, INC., NASDAQ MARKET INDEX
                           AND NASDAQ INSURANCE INDEX

                                   [GRAPH]

                                   AMERICAN
      MEASUREMENT PERIOD          BANKERS IN-    NASDAQ MARKET    NASDAQ IN-
    (FISCAL YEAR COVERED)           SURANCE          INDEX       SURANCE INDEX
1990                                       100             100             100
1991                                       243             161             141
1992                                       293             187             191
1993                                       330             215             204
1994                                       311             210             192
1995                                       516             296             273

     The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1990, and that all dividends were reinvested.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Price Waterhouse, Independent Certified Public Accountants, certified the accounts of the Company for the last fiscal year ended December 31, 1995. No member of such firm or any associate thereof has any financial interest in the Company or in its subsidiaries. A member of such firm is expected to be present at the Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

                            SHAREHOLDERS' PROPOSALS

     Any shareholder of the Company who wishes to present a proposal to be considered at the next Annual Meeting of Shareholders of the Company and who wishes to have such proposal presented in the Company's Proxy Statement for such meeting, must deliver such proposal in writing to the Company at 11222 Quail Roost Drive, Miami, Florida 33157-6596, not later than December 20, 1996.

                                 OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

                                          /s/ Leonardo F. Garcia

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Leonardo F. Garcia
                                          Secretary

April 19, 1996

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY SHAREHOLDER SUBMITTING A WRITTEN REQUEST, A COPY OF THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO P. BRUCE CAMACHO, FIRST SENIOR VICE PRESIDENT, INVESTOR RELATIONS, AT THE ADDRESS STATED HEREIN.

                                                                     APPENDIX A

                     AMERICAN BANKERS INSURANCE GROUP, INC.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
               THE ANNUAL MEETING OF SHAREHOLDERS - MAY 22, 1996

           The undersigned hereby appoints R. KIRK LANDON, GERALD N.
P       GASTON and LEONARDO F. GARCIA, and each of them, proxies with
R       the power of substitution to each for and in the name of the
O       undersigned to vote all shares of Common Stock of American
X       Bankers Insurance Group, Inc. (the "Company") which the
Y undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 22, 1996 at 10:00 A.M. Eastern time in the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157 and at any and all adjournments or postponements thereof.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 & 2.

            The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" Items 1 & 2. Please mark your vote, date and sign your name as it appears on the mailing label, detach and return it in the enclosed envelope.

                                                        -----------
                                                        SEE REVERSE
                                                            SIDE
                                                        -----------
                                                        Detach Card

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
/X/  Please mark
     votes as in
     this example.
     This Proxy is being solicited by the Board of Directors of American
     Bankers Insurance Group, Inc.
     THIS PROXY WILL BE VOTED AS DIRECTED, IF NO DIRECTION IS INDICATED. THIS PROXY WILL BE VOTED FOR ITEMS 1 & 2.


- ---------------------------------------------------------------------------------------------------------------------------------
                 THE AMERICAN BANKERS INSURANCE GROUP, INC. BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 & 2.
- ---------------------------------------------------------------------------------------------------------------------------------
ITEM 1 - Election of the following nominees as               ITEM 2 - In their discretion, the     FOR       AGAINST      ABSTAIN
Directors for a term expiring in 1999:                       proxies are authorized to consider    / /         / /          / /
Nicholas A. Buoniconti, Armando M. Codina,                   and act upon such other matters as
Peter J. Dolara, Eugene M. Matalene, Jr.                     may properly come before the meeting
and Nicholas J. St.George.                                   or any and all postponements or
                                                             adjournments thereof.
  FOR ALL   WITHHELD FOR
 NOMINEES   ALL NOMINEES
    / /          / /

WITHHELD FOR THE FOLLOWING ONLY:
(Write the name of the nominee(s) in space below)

- -------------------------------------------------

- -------------------------------------------------


                                           If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each shareholder named should sign.

                                           Signature
                                                    --------------------------------------------------------------
                                           Signature if held jointly
                                                                    ----------------------------------------------
                                           Dated:                          , 1996
                                                 --------------------------


                                                                     Detach Card

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                     AMERICAN BANKERS INSURANCE GROUP, INC.

                           DO YOU HAVE ANY COMMENTS?

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                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE